UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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[ ]	Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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A. P. PHARMA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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A.P. PHARMA, INC.

Notice of Annual Meeting of Stockholders

To Be Held June 12, 2013

To our Stockholders:

The Annual Meeting of Stockholders of A.P. Pharma, Inc. (“Company,” “we,” “us” and “our”) will be held on June 12, 2013 at 10:00 a.m. local time at our headquarters located at 123 Saginaw Drive, Redwood City, California 94063, for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect four nominees for director, named herein, to serve until the 2014 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of OUM & Co. LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

3.	To conduct an advisory vote to approve compensation paid to our named executive officers during fiscal year 2012;

4.	To conduct an advisory vote on the frequency of future advisory votes on executive compensation; and

5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on May 3, 2013 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at our offices located at 123 Saginaw Drive, Redwood City, California for at least ten days prior to the meeting and will also be available for inspection at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Ryan A. Murr
Ryan A. Murr, Secretary

Redwood City, California
May 14, 2013

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or follow the instructions on the enclosed proxy card to vote by telephone or via the Internet. Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person, if you so desire. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

A.P. PHARMA, INC.

123 Saginaw Drive

Redwood City, California 94063

(650) 366-2626

PROXY STATEMENT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDERS MEETING TO BE HELD ON JUNE 12, 2013

THE PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT:

http://www.edocumentview.com/APPA

2013 ANNUAL MEETING OF STOCKHOLDERS

The enclosed proxy is being solicited on behalf of our Board of Directors (the “Board”) for use at the Annual Meeting of Stockholders to be held on June 12, 2013 at 10:00 a.m. local time at our headquarters located at 123 Saginaw Drive, Redwood City, California 94063, or at any adjournments or postponements thereof (the “Annual Meeting”). The proxy materials and the Annual Report are being mailed to stockholders on or about May 14, 2013.

Only holders of our common stock as of the close of business on May 3, 2013 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. Stockholders who hold our shares in “street name” may vote at the Annual Meeting only if they hold a valid proxy from their broker.

As of the Record Date, there were 305,628,293 shares of common stock outstanding. A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present in person or by proxy in order for there to be a quorum at the meeting. Stockholders of record who are present at the meeting in person or by proxy and who abstain from voting, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, will be included in the number of stockholders present at the meeting for purposes of determining whether a quorum is present.

Each stockholder of record is entitled to one vote at the Annual Meeting for each share of common stock held by such stockholder on the Record Date. Stockholders do not have cumulative voting rights in the election of directors. Stockholders may vote their shares by using the proxy card enclosed with this Proxy Statement. All proxy cards received by us that are properly voted, whether by signed proxy card, telephonic or internet voting, which have not been revoked, will be voted in accordance with the instructions contained in the proxy cards. For shares held in “street name” through a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if stockholders do not give their broker or nominee specific instructions, their shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. This could result in a “broker non-vote” on such a proposal.

Directors will be elected by a favorable vote of a plurality of the aggregate votes cast, in person or by proxy, at the Annual Meeting. Abstentions will not affect the outcome of the election of candidates for director. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain non-routine items such as the election of directors. Thus, if the beneficial owner does not give a broker specific instructions, the beneficially owned shares may not be voted on the election of directors and will not be counted in determining the number of shares necessary for approval, although they will count for purposes of determining whether a quorum exists.

The proposal to ratify the appointment of OUM & Co. LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 requires the affirmative vote of a majority of the votes cast, provided a quorum is established. Abstentions will not affect the outcome of this proposal. Ratification of the selection of OUM & Co. LLP is considered a routine matter on which a broker or other nominee is empowered to vote.

The proposal to approve, on an advisory basis, the compensation paid to our named executive officers requires the affirmative vote of a majority of the votes cast, provided a quorum is established. Abstentions and broker non-votes will have no effect on the outcome of these proposals.

For the proposal to approve, on an advisory basis, the frequency of future advisory votes on executive compensation, the frequency period (every ONE, TWO or THREE years) that receives the most votes will be deemed to be the recommendation of stockholders, provided a quorum is established. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

We are not aware, as of the date hereof, of any matters to be voted on at the Annual Meeting other than those stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy card gives discretionary authority to the persons named as proxies to vote the shares represented by the proxy card in their discretion.

A stockholder of record may revoke a proxy at any time before it is voted at the Annual Meeting by: (a) delivering a proxy revocation or another duly executed proxy bearing a later date to our Secretary at 123 Saginaw Drive, Redwood City, California 94063; or (b) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not revoke a proxy unless the stockholder actually votes in person at the meeting.

The proxy card accompanying this Proxy Statement is solicited by our Board. We will pay all of the costs of soliciting proxies. In addition to solicitation by mail, our officers, directors and employees may solicit proxies personally, or by telephone, without receiving additional compensation. We, if requested, will also pay brokers, banks and other fiduciaries that hold shares of common stock for beneficial owners for their reasonable out-of-pocket expenses of forwarding these materials to stockholders.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Certain information regarding each of our directors, including his age, experience, qualifications, attributes and skills that led the Board to conclude that the individual should serve on the Board and his principal occupation and directorships during the past five years, is set forth below:

Name	Age	Position	Director Since
Kevin C. Tang	46	Chairman	2009
Stephen R. Davis	52	Executive Vice President and Chief Operating Officer, Director	2012
Barry D. Quart, Pharm.D.	56	Chief Executive Officer, Director	2012
Robert Rosen	57	President, Director	2012
John Whelan	51	Chief Financial Officer, Director	2011

Kevin C. Tang has served as a member of our Board since February 2009. Mr. Tang is the Managing Director of Tang Capital Management, LLC, a life sciences-focused investment company he founded in 2002. Entities managed by Tang Capital Management, LLC hold a significant ownership position in our common stock. From 1993 to 2001, Mr. Tang held various positions at Deutsche Banc Alex Brown, Inc., an investment banking firm, most recently serving as Managing Director and head of the firm’s Life Sciences research group. He had been a Director of Ardea Biosciences, Inc., a biotechnology company focused on the development of small-molecule therapeutics, from 2003 until the company was acquired by AstraZeneca PLC in June 2012. From June 2009 to September 2010, he was a director of Penwest Pharmaceuticals Co. and, from July 2010 to September 2010, was the Chairman of its Board of Directors until its acquisition by Endo Pharmaceuticals. From 2001 to 2008, he was a director of Trimeris, Inc. Mr. Tang’s qualifications to serve on our Board include his experience as a director of numerous biotechnology companies and his experience as a Managing Director of funds specializing in the area of life sciences.

Stephen R. Davis has served as a member of our board of directors since June 2012. Mr. Davis was appointed Executive Vice President and Chief Operating Officer in May 2013. Mr. Davis was Executive Vice President and Chief Operating Officer of Ardea Biosciences from April 2010 until the company was acquired by AstraZeneca PLC in June 2012. Prior to joining Ardea, Mr. Davis served as President, Chief Executive Officer from February 2008 to January 2010 and a Director of Neurogen Corporation since 2001, which was acquired by Ligand Pharmaceuticals in December 2009. Prior to his appointment as Chief Executive Officer of Neurogen, Mr. Davis served as its Executive Vice President and Chief Operating Officer and in several other executive roles. While at Neurogen, Mr. Davis completed numerous collaborations with global pharmaceutical companies. Prior to Neurogen, Mr. Davis practiced as a corporate and securities attorney with Milbank, Tweed, Hadley & McCloy LLP. Previously, he practiced as a Certified Public Accountant with Arthur Andersen & Co. Mr. Davis’s qualifications to serve on the Board include his management experience with other biotechnology companies and his experience practicing as a corporate and securities attorney. Mr. Davis joined our board in June 2012 as an independent director.

Barry D. Quart, Pharm.D. has served as a member of our board of directors since June 2012. Dr. Quart was appointed Chief Executive Officer of the Company in May 2013. Until May 2013 Dr. Quart was President and Chief Executive Officer of Ardea Biosciences, a subsidiary of AstraZeneca PLC following its acquisition in June 2012, since its founding in December 2006. Previously, he was with Pfizer, Inc. as Senior Vice President, Pfizer Global Research and Development, and the Director of

Pfizer’s La Jolla Laboratories. Prior to Pfizer’s acquisition of the Warner-Lambert Company, Dr. Quart was President of Research and Development at Agouron Pharmaceuticals, Inc., a division of the Warner-Lambert Company. Dr. Quart joined Agouron in 1993 and was instrumental in the development and registration of nelfinavir (Viracept®). Dr. Quart received his Pharm.D. from University of California, San Francisco. Dr. Quart’s qualifications to serve on the Board include his senior management and director experience with other biotechnology and pharmaceutical companies and his prior drug development experience. Dr. Quart joined our board in June 2012 as an independent director.

Robert Rosen joined A.P. Pharma as Senior Vice President and Chief Commercial Officer in October 2012 and has served as a member of our board of directors since July 2012. Mr. Rosen was appointed President of the company in May 2013. Mr. Rosen was most recently managing partner of Scotia Nordic LLC (“Scotia Nordic”). From April 2011 to March 2012, Mr. Rosen served as Senior Vice President of Global Commercial Operations at Dendreon Corporation, a biotechnology company focused on targeting cancer. From 2005 to 2011, he served as Global Head of Oncology at Bayer HealthCare, where he was responsible for the development of the oncology business unit for regions that included the Americas, Europe, Japan, and Asia Pacific. During his tenure at Bayer HealthCare, he led the launch of Nexavar for the treatment of renal cell carcinoma and hepatocellular carcinoma. From 2002 to 2005, Mr. Rosen was Vice President of the Oncology Business Unit at Sanofi-Synthèlabo, where he was responsible for the development of Sanofi’s U.S. oncology business and the launch of Eloxatin for colon cancer. Mr. Rosen’s qualifications to serve on the Board include his extensive drug development and commercialization experience with other biotechnology and pharmaceutical companies. Mr. Rosen joined the board in July 2012.

John B. Whelan has served as our Chief Financial Officer since February 2009. Mr. Whelan previously served as our President and Chief Executive Officer from April 2011 through May 2013, and had been Acting Chief Executive Officer since May 2010. He was Chief Operating Officer and Chief Financial Officer at Raven Biotechnologies, Inc., a private company developing antibody-based cancer therapeutics, from April 2002 until the company’s acquisition in July 2008. From January 2000 to March 2002, he was Vice President and Chief Financial Officer at Eos Biotechnology, Inc., a private therapeutic antibodies company. Prior to that, Mr. Whelan held a number of ascending management positions at Hewlett Packard Company, culminating in his tenure as Director of Corporate Development. Mr. Whelan’s qualifications to serve on the Board include his management experience with the Company, which gives him valuable insight into the operations of the Company, and his former executive management positions with other biotechnology companies.

Our other executive officers and their ages and positions as of May 1, 2013 are as follows:

Name	Age	Executive Position	Since
Mark S. Gelder, M.D.	56	Senior Vice President and Chief Medical Officer	2012

Mark S. Gelder, M.D. was appointed Senior Vice President and Chief Medical Officer in December 2012. Dr. Gelder was most recently the vice president and global head of medical affairs and pharmacovigilance at GE Healthcare Medical Diagnostics since December 2011. During his tenure, he led the global medical affairs strategy, including preparation and execution of medical launch plans. He was also responsible for global Phase IV and other post-approval commitment studies. From October 2007 to December 2011, Dr. Gelder served as Vice President, Global Medical Affairs Oncology for Bayer Healthcare Pharmaceuticals and was responsible for the global medical strategy supporting the launch of Nexavar®, Stivarga®, and

Alpharadin® global programs. Dr. Gelder was also the global therapeutic area director of oncology at Wyeth from December 2005 to October 2007, with a focus on the commercial launch of Torisel®. Earlier in his career, Dr. Gelder held roles of increasing responsibility at Pfizer, working on Sutent®, and was also a practicing gynecologic oncologist in both the academic and private sectors. Dr. Gelder received a bachelor’s of science degree from Colgate University, and his doctor of medicine from the University of Virginia’s School of Medicine.

There are no family relationships among any of our directors or executive officers.

CORPORATE GOVERNANCE

Our Board met 17 times and took action by unanimous written consent one time during fiscal year 2012. Each member of the Board attended 75% or more of the aggregate number of Board meetings held during the period for which he was a director during 2012.

Board Independence

On an annual basis, the Board reviews the independence of all directors in light of each director’s affiliations with the Company and members of management, as well as significant holdings of the Company’s securities. The Board considers all known relevant facts and circumstances in making an independence determination. Although the Company’s common stock is not listed on The NASDAQ Stock Market (“NASDAQ”), the Board uses the definition of independence from the NASDAQ listing standards to assess independence of our directors. Our Board has determined that Mr. Tang is an “independent director” as defined by NASDAQ rules. Prior to their appointment as executive officers in May 2013, the Board had determined that Dr. Quart and Mr. Davis were independent directors.

Board Committees

Because the Company’s common stock is quoted on the OTC Bulletin Board, the Company is not subject to the NASDAQ listing standards. In April 2011, the Board determined that there was no longer a need for a standing audit committee, compensation committee or nominating and governance committee. At that time and through fiscal year 2012, the Board assumed the responsibilities of the respective committee roles. The full Board reviews nominees for director positions. The Board believes that not having a nominating committee is appropriate because of the small size of the Board.

Our Board oversees the corporate accounting and financial reporting process. The Board appoints our independent auditor and oversees and evaluates its work, ensures written disclosures and communicates with the independent auditor, meets with management and the independent auditor to discuss our financial statements, meets with the independent auditor to discuss matters that may affect our financial statements, approves all related-party transactions, provides oversight of risk management and approves professional services provided to us by the independent public accountants. The Board is also responsible for reviewing our plans for providing appropriate financial resources to sustain our operations, including review of our strategic plan and annual operating budget. We currently do not have an independent financial expert on the Board under applicable SEC rules.

Our Board, acting through our non-employee directors, administers our benefit and equity incentive plans, reviews and administers all compensation arrangements for executive officers, and establishes and reviews general policies relating to the compensation and benefits of our officers and employees. The non-employee directors review and approve goals for our executive officers and evaluate their performance in light of these goals.

The Board provides oversight with respect to corporate governance. Procedures for the consideration of director nominees recommended by stockholders are set forth below.

Board Leadership Structure

The role of our Chairman of the Board is separate from the Chief Executive Officer. The Board has determined that its structure is appropriate to fulfill its duties effectively and efficiently so that our business receives the undivided attention of the Chief Executive Officer.

Director Nomination

Criteria for Board Membership

The Board is responsible for assessing the appropriate balance of experience, skills and characteristics required of our directors. Nominees for director are selected based on their experience, knowledge, integrity, understanding of our business environment and the willingness to devote adequate time to Board duties. The Board uses the same selection criteria regardless of whether the candidate has been recommended by a stockholder or identified by the Board. In selecting candidates for appointment or re-election to the Board, the Board considers the appropriate balance of experience, skills and characteristics required of our Board, as well as potential independence under the rules of NASDAQ, and with the objective that at least one director qualifies as “financial expert” under the rules of the SEC. When evaluating a candidate for our Board, the Board does not assign specific weight to any of these factors nor does it believe that all of the criteria necessarily apply to every candidate. At minimum, a director’s qualifications, in light of the above-mentioned criteria, are considered each time the director is nominated or re-nominated for Board membership.

While our Board does not have a written policy regarding diversity in identifying director candidates, the Board considers diversity in its search for the best candidates to serve on our Board. The Board looks to incorporate diversity into the Board through a number of demographics, skills, experiences, including operational experience, and viewpoints, all with a view to identify candidates that can assist the Board with its decision making. The Board believes that our current Board reflects a diverse mix of directors on a number of these factors.

Stockholder Nominees

It is the Board’s policy, as described below, to consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the Board c/o the Secretary and should include the following information: (i) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director, if elected); (ii) the names and addresses of the stockholders making the nomination and the number of shares of our common stock which are owned beneficially and of record by such stockholders; and (iii) appropriate biographical information and a statement as to the qualification of the nominee. Stockholders seeking to recommend a prospective nominee should follow the instructions under the heading “Communications with Directors” below and do so within the timeliness requirements described under “Stockholder Proposals for 2014 Annual Meeting” below. The Board did not receive any stockholder nominations during fiscal 2012.

Process for Identifying and Evaluating Nominees

The Board believes we are well-served by our current directors. In the ordinary course, absent special circumstances or a material change in the criteria for Board membership, the Board will re-nominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. The Board determined that the four incumbent director nominees are sufficient to serve our needs, given our company’s current size and activities. However, the Board expects that it will seek to add additional independent directors in the future to regain compliance with NASDAQ listing standards. If a vacancy on our Board occurs between annual stockholder meetings, the Board may seek out potential candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought for Board appointment. Director candidates will be identified based on input from members of our Board, our senior management and a third-party executive search firm, if engaged. The Board will consider persons recommended by our stockholders in the same manner as a nominee recommended by our Board members, management, or a third-party executive search firm. The Board will evaluate each candidate’s qualifications and check relevant references; in addition, such candidates will be interviewed by at least one member of the Board. Candidates meriting serious consideration will meet with other members of our Board, as deemed appropriate. Based on this input, the Board will evaluate which of the prospective candidates is qualified to serve as a director and whether this candidate should be appointed to fill a current vacancy on our Board or presented for the approval of the stockholders, as appropriate. The Board then will make a recommendation as to the person(s) who should be nominated to the Board.

Each of Dr. Quart and Messrs. Rosen and Davis were initially appointed to the Board in 2012. Dr. Quart and Mr. Davis were initially identified as director nominees by an independent director. Mr. Rosen was initially identified as a director nominee by Standard Pacific Capital Holdings LLLP (“SPCH”). SPCH acted as the lead investor in a private placement of common stock that was completed in July 2012. Scotia Nordic served as an advisor for SPCH in connection with its participation in the offering. Mr. Rosen is not an affiliate of SPCH and SPCH has no rights to appoint a designee to the board.

Board Nominees for the 2013 Annual Meeting

Each of the nominees listed in this Proxy Statement is a current director standing for re-election.

Oversight of Risk Management

Our Board is responsible for oversight of our risk management policies and procedures. We are exposed to a number of risks, including financial risks, strategic and operational risks and risks relating to regulatory and legal compliance. The Board will regularly discuss with management our major risk exposures and the steps management has taken to monitor and control such exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are undertaken, and highlighting any new risks that may have arisen since they last met.

The Board manages exposure risks within various areas including: (i) risks relating to our employment policies, executive compensation plans and arrangements; (ii) financial risks and taking appropriate actions to help ensure quality financial reporting; and (iii) risks associated with the independence of the Board and potential conflicts of interest. The Board’s administration of its risk oversight function has not affected the Board’s leadership structure, which separates the roles of our Chairman of the Board and our Chief Executive Officer.

COMMUNICATIONS WITH DIRECTORS

Stockholders and other interested parties who wish to communicate with any director or committee of our Board may do so using the procedures detailed on our website at www.appharma.com on the Corporate Governance link of the Investor Relations section.

We have a policy of encouraging all directors to attend the annual stockholder meetings; all of the directors attended the 2012 annual stockholder meeting in person.

CODE OF ETHICS

We have adopted a Code of Ethics that applies to all of our directors, officers and employees. The Code of Ethics is posted on our website at http://www.appharma.com under the caption “Investor Relations.” If we make any substantive amendments to the code of ethics or grant any waiver, including implicit waiver, from a provision of the code of ethics to a director or our principal executive officer, principal financial officer or principal accounting officer, we will disclose the nature of such amendment or waiver in the manner set forth in the Code of Ethics.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL HOLDERS

The following table sets forth information regarding beneficial ownership of our common stock by: (i) each person known to us to own more than 5% of the outstanding shares of our common stock; (ii) each of our directors; (iii) each of our executive officers named in the summary compensation table; and (iv) all directors and executive officers as a group. The number of shares reported in the table below is as of March 22, 2013, or the most recent date of available information, based on filings with the SEC or other information that we are aware of. The information in this table is based solely on statements in filings with the SEC or other reliable information. Unless otherwise indicated, the address of each of the named individuals is c/o A.P. Pharma, Inc., 123 Saginaw Drive, Redwood City, CA 94063. The percentage of ownership is based on 305,628,293 shares of common stock outstanding as of March 22, 2013. Beneficial ownership of shares is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the shares. Shares of common stock subject to outstanding options and warrants and shares of common stock underlying convertible promissory notes that are exercisable or convertible, as the case may be, within 60 days of March 22, 2013 are deemed outstanding for computing the percentage of ownership of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. Except as otherwise noted, each person or entity has sole voting and investment power with respect to the shares shown. Unless otherwise noted, none of the shares shown as beneficially owned are subject to pledge.

Name	Number of Shares(1)	Percent of Class(1)
Tang Capital Partners, LP(2)	64,213,600	21.0%
4747 Executive Drive, Suite 510 San Diego, California 92121

Savitr Capital, LLC(3)	38,095,238	12.5%
One Market Plaza, Steuart Tower, Ste. 1400 San Francisco, CA 94105

Baker Bros. Advisors, LLC and its affiliates(4)	30,655,851	10.0%
667 Madison Avenue New York, NY 10065

Perceptive Advisors LLC(5)	31,504,199	9.9%
499 Park Avenue, 25th Floor New York, NY 10022

Franklin Advisers, Inc.(6)	28,426,334	9.3%
One Franklin Parkway San Mateo, CA 94403

BVF Partners LP(7)	19,950,001	6.4%
900 North Michigan Avenue, Suite 1100 Chicago, IL 60611

Name		Number of Shares(1)	Percent of Class(1)
IsZo Capital LP(8)		18,500,001	5.9%
415 Madison Avenue, 15th Floor New York, NY 10017

Tekla Capital Management LLC(9)		16,306,333	5.3%
2 Liberty Square, 9th Floor Boston, MA 02109

Broadfin Capital LLC(10)		15,523,810	5.1%
237 Park Avenue, Suite 900 New York, NY 10017

FMR LLC(11)		15,238,095	5.0%
82 Devonshire Street Boston, MA 02109

Kevin C. Tang(2)	Chairman of the Board	71,579,785	23.4%
John B. Whelan(12)	Chief Financial Officer, Director	12,397,916	3.9%
Stephen R. Davis(13)	Executive Vice President and Chief Operating Officer, Director	1,613,918	*
Barry D. Quart, Pharm.D.(14)	Chief Executive Officer, Director	1,603,072	*
Michael Adam, Ph.D.(15)	Former Senior Vice President and Chief Operating Officer	5,439,848	1.7%
Mark S. Gelder, MD(16)	Senior Vice President and Chief Medical Officer	4,687	*
Robert Rosen(17)	President, Director	646,875	*
Officers and Directors as a group (7 persons)(18)		93,286,101	28.4%

*	Less than 1%.
(1)

Unless otherwise indicated in the footnotes below, based on 305,628,293 shares of common stock issued and outstanding as of March 22, 2013. Assumes the exercise of all outstanding options, warrants and rights to purchase common stock and conversion of all outstanding convertible promissory notes held by such person or group to the extent exercisable or convertible, as the case may be, within 60 days of March 22, 2013, and that no other person has exercised or converted any outstanding security that is exercisable for or convertible into common stock. Certain holders of more than 5% of our outstanding common stock also hold securities that are exercisable or convertible into our common stock. Such derivative securities have limits on the ability of these holders to exercise or convert these securities into our common stock if, after such exercise or conversion, the holder would beneficially own more than a stated percentage of our outstanding common stock (e.g., 9.99%). Where these limits are applicable as of March 22, 2013, the shares underlying these convertible securities that are not currently issuable have been excluded from the beneficial ownership calculations.

(2)

Based on information set forth in a Schedule 13D/A filed with the SEC on July 30, 2012 and a Form 5 filed with the SEC on February 14, 2013 by Tang Capital Partners, LP and its affiliates (“Tang Capital”) reporting beneficial ownership of 64,213,600 shares for Tang Capital Partners, LP and Tang Capital Management, LLC and beneficial ownership of 71,579,785 shares for Kevin C. Tang, in each case based on 305,628,293 shares of common stock outstanding as of March 22, 2013. In the case of Mr. Tang, the total shares reported on this table include 900,000 shares underlying stock options exercisable within 60 days of March 22, 2013. Tang Capital retains 139,000 shares of common stock in a securities margin brokerage account. Beneficial ownership for Tang Capital excludes shares of common stock that may be acquired upon the exercise of warrants and shares that are potentially issuable upon conversion of the principal amount of the Company’s Senior Secured Convertible Notes due 2021 (the “Notes”). The warrants and the Notes have a limit on the ability of the holder to exercise or convert, to the extent that the holder would beneficially own greater than 9.99% of the Company’s common stock following such exercise or conversion, provided that the holder has the ability to increase or decrease this limitation on exercise or conversion upon providing the Company with 61 days of prior written notice.

(3)

Based on information set forth in a Schedule 13G/A filed with the SEC on April 12, 2013 by Savitr Capital, LLC and its affiliates reporting beneficial ownership of 38,095,238 shares, based on 302,205,555 shares of common stock outstanding as of the date of the Schedule 13G/A.

(4)

Based on information set forth in a Schedule 13G filed with the SEC on February 1, 2013 by Felix J. Baker and Julian C. Baker, reporting beneficial ownership of 30,655,851 shares, based on 302,205,555 shares of common stock outstanding as of the date of the Schedule 13G/A. Shares deemed beneficially owned by Messrs. Baker are held of record by 667, L.P., Baker Bros. Life Sciences, L.P., and 14159, L.P. (collectively, “Baker Bros”). Beneficial ownership for Baker Bros and Messrs. Baker includes 4,800,000 shares of common stock that may be acquired upon the exercise of warrants and the conversion of Notes. The warrants and Notes have a limit on the ability of the holder to exercise or convert, to the extent that the holder would beneficially own greater than 9.99% of the Company’s common stock following the exercise or conversion, provided that the holder has the ability to increase or decrease this limitation on exercise or conversion upon providing the Company with 61 days of prior written notice.

(5)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2013 by Perceptive Advisors LLC reporting beneficial ownership of 31,504,199 shares, which includes 18,352,404 shares of Common Stock and 13,151,795 shares underlying Common Stock purchase warrants, based on 302,205,555 shares of common stock outstanding as of the date of the Schedule 13G/A. The number of shares reported as beneficially owned excludes shares of common stock underlying warrants which are currently not exercisable. The warrants have a limit on the ability of the holder to exercise to the extent that the holder would beneficially own greater than 9.99% of the Company’s common stock following the exercise, provided that the holder has the ability to increase or decrease this limitation on conversion upon providing the Company with 61 days of prior written notice.

(6)

Based on information set forth in a Schedule 13G filed with the SEC on February 12, 2013 by Franklin Advisers, Inc. and its affiliates reporting beneficial ownership of 28,426,334 shares. Includes 7,333,334 shares of common stock currently issuable upon the exercise of warrants.

(7)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 10, 2012 by BVF Partners LP and its affiliates reporting beneficial ownership of 26,666,667 shares. Includes 6,666,667 shares of common stock currently issuable upon the exercise of warrants.

(8)

Based on information set forth in a Schedule 13G filed with the SEC on July 11, 2011 by IsZo Capital LP reporting beneficial ownership of 18,500,001 shares. Includes 6,166,667 shares of common stock currently issuable upon the exercise of warrants.

(9)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2013 by Tekla Capital Management LLC (TCM) and its affiliates reporting beneficial ownership of 16,306,333 shares as a result of acting as investment adviser to H&Q Healthcare Investors (“HQH”) and H&Q Life Sciences Investors (“HQL”), each of which is registered as an investment company pursuant to Section 8 of the Investment Company Act of 1940. Each of TCM and Daniel R. Omstead, through his control of TCM, has sole power to dispose of the 16,306,333 shares beneficially owned by HQH and HQL. Neither TCM nor Daniel R. Omstead has the sole power to vote or direct the vote of the shares beneficially owned by HQH and HQL, which power resides in each fund’s Board of Trustees. TCM carries out the voting of the shares under written guidelines established by each fund’s Board of Trustees.

(10)	Based on information set forth in a Schedule 13G filed with the SEC on December 31, 2012 by Broadfin Capital, LLC reporting beneficial ownership of 15,523,810 shares.
(11)

Based on information set forth in a Schedule 13G filed with the SEC on February 14, 2013 by FMR, LLC reporting beneficial ownership of 15,238,095 shares. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 15,238,095 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 15,238,095 shares.

(12)	Includes 12,397,916 shares underlying stock options exercisable within 60 days of March 22, 2013.
(13)	Includes 1,565,972 shares underlying stock options exercisable within 60 days of March 22, 2013.
(14)	Includes 1,565,972 shares underlying stock options exercisable within 60 days of March 22, 2013.
(15)	Includes 5,402,084 shares underlying stock options exercisable within 60 days of March 22, 2013.
(16)	Includes 4,687 shares underlying stock options exercisable within 60 days of March 22, 2013.
(17)	Includes 646,875 shares underlying stock options exercisable within 60 days of March 22, 2013.
(18)	Includes 22,441,839 shares underlying stock options exercisable within 60 days of March 22, 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification

Our certificate of incorporation provides for indemnification of our directors, officers and other agents. Each of our current directors and officers has entered into separate indemnification agreements with us. Such agreements require us, among other things, to indemnify our directors and officers if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and to advance their expenses incurred as a result of any proceedings against them as to which they could be indemnified.

Related Party Transactions

Pursuant to our Code of Ethics, our executive officers, directors and employees must disclose transactions involving actual or apparent conflicts of interest, such as related-party transactions, to the Chairman of the Board. All related-party transactions between the Company and any of our officers, directors or principal stockholders, must be: (i) approved by a majority of the independent and disinterested members of our Board; (ii) on terms no less favorable to us than could be obtained from unaffiliated third parties; and (iii) in connection with bona fide business purposes.

On April 24, 2011, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Tang Capital Partners, LP and Baker Bros. Advisors, LLC and certain affiliated entities (collectively, “Baker Bros”). Mr. Tang, our Chairman of the Board of Directors, is the Managing Director of Tang Capital Management, LLC, the general partner of Tang Capital Partners, LP. Pursuant to the Purchase Agreement, we were obligated to issue up to $4.5 million aggregate principal amount of senior secured convertible notes due 2021 that are convertible into shares of our common stock, par value $0.01 (the “Notes”). In May 2011, we received $1.5 million, before expenses, at an initial closing, including $1.2 million from Tang Capital Partners, LP and $0.3 million from Baker Bros. In May 2012, an additional $3.0 million aggregate principal amount of the Notes was purchased, including $2.4 million from Tang Capital Partners, LP and $0.6 million from Baker Bros. The interest rate on the Notes is 6.0%. As of December 31, 2012, there was $4.7 million in aggregate principal amount of Notes outstanding. In fiscal 2012, the Company paid $0.2 million in interest on the Notes in the form of additional principal amount of Notes.

On July 25, 2012, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Tang Capital Partners, LP and the purchasers set forth on Schedule A thereto. Mr. Tang, our Chairman of the Board of Directors, is the Managing Director of Tang Capital Management, LLC, the general partner of Tang Capital Partners, LP. Pursuant to the Purchase Agreement, we agreed to sell 102,000,000 shares of our common stock for an aggregate price of approximately $53.6 million, at a purchase price of $0.525 per share (the “Private Placement”). We received approximately $50.7 million, net of selling commissions, including approximately $5 million from Tang Capital Partners, LP. Additionally, we received $4.725 million from funds affiliated with Baker Bros., a 5% holder of our common stock at the time of the Private Placement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934 and SEC rules, our directors, executive officers and beneficial owners of more than 10% of any class of equity security (the “Reporting Persons”) are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on our review of copies of these reports and representations of such reporting persons, other than a Form 3 filed on September 12, 2012 by SPCH, LLLP and a Form 4 filed on September 17, 2012 by SPCH, LLLP and Andrew R. Midler, jointly, each disclosing a transaction dated July 25, 2012 and each as amended on September 24, 2012, we believe that during fiscal year 2012, all Reporting Persons satisfied such applicable SEC filing requirements.

EXECUTIVE COMPENSATION

Our goal is to provide a competitive total compensation package with significant emphasis on pay for performance. Accordingly, we favor equity and discretionary rewards over guaranteed cash compensation in order to drive accomplishments that enhance stockholder value and align the interests of our executives and our stockholders. This means that our executives will not realize the total potential value of their compensation package unless performance goals, the significant majority of which are directly tied to Company performance, are achieved. The Board believes that our executive compensation program is appropriately designed and reasonable in light of the executive compensation programs of our peer group companies and responsible in that it is designed to incent our management team to achieve our short-term and long-term corporate objectives while effectively managing business risks and challenges.

The following tables and descriptive materials set forth information concerning compensation earned for services rendered to us by our Chief Executive Officer during fiscal year 2012 and our next three most highly compensated executive officers, who were serving as executive officers at the end of fiscal year 2012 and whose compensation for fiscal year 2012 exceeded $100,000 (collectively the “Named Executive Officers”).

Summary Compensation Table

The following table sets forth information concerning compensation earned for services rendered to us by the Named Executive Officers.

Name and Principal Position(s)	Year	Salary	Option Awards(1)	Non-Equity Incentive Plan Compen- sation		All Other Compen- sation(2)	Total
John B. Whelan(3)	2012	$395,000	$—	$128,400		$7,500	$530,750
Former President and Chief Executive Officer; current Chief Financial Officer	2011	354,231	5,357,835	197,500	(4)	7,350	5,916,916

Michael Adam, Ph.D.(5)	2012	312,000	—	73,700		7,500	393,050
Former Senior Vice President and Chief Operating Officer	2011	216,000	2,443,005	109,200	(4)	5,040	2,773,245

Robert Rosen(6)	2012	65,577	5,733,800	15,100		5,000	5,819,477
Former Senior Vice President and Chief Commercial Officer; current President	2011	—	—	—		—	—

Mark S. Gelder, M.D.(7)	2012	26,923	1,697,600	—		40,000	1,764,523
Senior Vice President and Chief Medical Officer	2011	—	—	—		—	—

(1)

This column represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718 for stock options and awards granted to the Named Executive Officers in 2012 and 2011. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the fair value of the stock options and awards can be found under Note 8 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012. For additional information on stock options awarded to the Named Executive Officers in 2012 and in prior years, see below under “Outstanding Equity Awards at Fiscal Year-End.” These amounts reflect the grant date fair value for these stock options and awards and do not necessarily correspond to the actual value that will be realized by the Named Executive Officers.

(2)

The stated amounts include sign-on bonus and matching contributions to our 401(k) Plan. We made matching cash contributions equal to 50% of each participant’s contribution during the plan year up to a maximum amount equal to the lesser of: (i) 3% of each participant’s annual compensation; or (ii) $7,500 and $7,350 in 2012 and 2011, respectively.

(3)

Mr. Whelan was appointed President and Chief Executive Officer in April 2011 and had been our Acting Chief Executive Officer since May 2010 and Chief Financial Officer since February 2009. Mr. Whelan ceased serving as our President and Chief Executive Officer as of May 2013 and is currently serving as our Chief Financial Officer.

(4)	The amounts listed were earned in 2011, paid in February 2012, and reflect cash awards to the named individuals under the bonus program.
(5)	Dr. Adam served as our Senior Vice President and Chief Operating Officer from April 2011 through May 2013.
(6)

Mr. Rosen was appointed Senior Vice President and Chief Commercial Officer in October 2012 and President in May 2013. The compensation listed for 2012 includes compensation for services as a director, which includes $772,800 for equity awards and $5,000 for director fees.

(7)	Dr. Gelder was appointed Senior Vice President and Chief Medical Officer in December 2012.

Historically, we have maintained a bonus plan under which employees, including Named Executive Officers, have been eligible for bonus payments. An officer’s targeted bonus is a pre-determined percentage of the officer’s base pay; however, the actual bonus earned is determined by the Board based on the attainment of corporate goals.

Retirement Plans

We have established and maintain a retirement savings plan under section 401(k) of the Internal Revenue Code to cover our eligible employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a tax deferred basis through contributions to a 401(k) plan. Our 401(k) plan is qualified under Section 401(a) of the Internal Revenue Code, and its associated trust is exempt from federal income taxation under Section 501(a) of the Internal Revenue Code. Our 401(k) plan permits us to make matching contributions on behalf of eligible employees, and we currently make these matching contributions up to a maximum amount equal to the lesser of: (i) 3% of each participant’s annual compensation; (ii) 50% of the deferred amount; or (iii) $7,500.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by our Named Executive Officers at December 31, 2012:

		Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Not Exercisable(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)
John B. Whelan	9,048,958	16,501,042		$0.26	7/08/21	—	$—
	90,625	59,375		0.60	7/08/20	—	—
	106,250	43,750		1.93	2/17/20	—	—
	335,417	14,583	(2)	0.61	2/23/19	—	—

Michael Adam, Ph.D.	4,126,042	7,523,958		0.26	7/8/21	—	—

Robert Rosen	—	10,000,000	(3)	0.62	10/15/22	—	—
	347,222	1,152,778	(4)	0.66	7/30/22	—	—

Mark S. Gelder, MD	—	4,000,000	(5)	0.53	12/3/22	—	—

(1)	All unvested options vest ratably monthly over the first four years of the ten-year option term, except where noted.
(2)	25% of such options vested on February 23, 2010 and the remainder vest in equal monthly installments over the following 36 months.
(3)	Options will vest over a 41-month period from the date of grant pursuant to a vesting schedule set forth in Mr. Rosen’s employment agreement.
(4)

For the total grant of 1,500,000 options, 500,000 of such stock options will vest with respect to 1/12 of the underlying shares monthly so that the options are fully vested one year from the date of grant, and 1,000,000 of such stock options will vest with respect to 1/36 of the underlying shares monthly so that the options are fully vested on the third anniversary of the date of grant.

(5)	25% of such options will vest at the end of the first year, and the remainder will vest in equal monthly installments over the following 36 months.

Non-qualified Defined Contribution and Other Non-qualified Deferred Compensation Plans

We do not maintain a defined benefit pension plan or a nonqualified deferred compensation plan.

Employment Agreements

Below are descriptions of the material terms of the employment agreements entered into on May 1, 2013 in connection with the appointments by the Board of Directors of Barry D. Quart, Pharm.D. as Chief Executive Officer, Robert Rosen as President, and Stephen Davis as Executive Vice President and Chief Operating Officer.

In connection with his appointment as Chief Executive Officer, the Company entered into an executive employment agreement with Dr. Quart on May 1, 2013 (the “Quart Agreement”). The Quart Agreement provides Dr. Quart with a base salary of $525,000 annually and an annual target bonus in an amount equal to 55% of his base salary. In addition, Dr. Quart was granted an option to purchase a total of up to 22,500,000 shares of Company common stock at an exercise price equal to $0.36, which was the fair value of the Company’s common stock on the date of grant (the “Quart Option”). The Quart Option vests and becomes exercisable with respect to: (i) 2,812,500 shares on the first anniversary of the grant, and then with respect to 234,375 shares monthly thereafter over the next three years, (ii) 3,750,000 shares upon the receipt of FDA approval of APF530 or another drug product utilizing the Company’s Biochronomer technology (a “Qualified Drug”), (iii) 3,750,000 shares upon the Company achieving Qualified Drug net sales of at least $10 million in a quarter, and (iv) 3,750,000 shares upon the Company achieving Qualified Drug aggregate net sales of at least $100 million in any consecutive four-quarter period. In recognition of Dr. Quart’s change in role with the Company, the options previously issued to Dr. Quart for his service as a director ceased vesting as of May 1, 2013.

Additionally, the Quart Agreement provides that if Dr. Quart’s employment is terminated by the Company without “Cause,” (as defined), or by Dr. Quart for “Good Reason” (as defined), then he shall be entitled to receive: (i) a lump-sum payment equal to the sum of his annual base salary then in effect and his target performance bonus then in effect, less required deductions and withholdings; and (ii) accelerated time-based vesting of shares subject to all stock awards issued by the Company, for the number of shares which would have vested accordingly had he continued employment with the Company for a period of twelve months after termination. The Company also agreed to reimburse for or continue to pay for health care benefits during the 24 months after the date of termination, or such date when he is no longer eligible for such benefits under applicable law. In the event Dr. Quart’s employment is terminated by the Company without Cause, or if he resigns for Good Reason within three months before, or within twelve months following, a Change in Control (as defined) of the Company, then, in lieu of the above benefits, Dr. Quart shall be entitled to receive: (i) a lump sum payment equal to 150% of his annual base salary then in effect, less required deductions and withholdings; and (ii) the greater of his target performance bonus then in effect, less required deductions and withholdings, or his performance bonus paid in the year preceding the year in which termination occurs, less required deductions and withholdings. The Company also agreed to reimburse for or continue to pay for health care benefits during the 24 months after the date of termination, or such date when he is no longer eligible for such benefits under applicable law.

In connection with his appointment as President, the Company entered into an executive employment agreement with Mr. Rosen on May 1, 2013 (the “Rosen Agreement”). The Rosen Agreement provides Mr. Rosen with a base salary of $525,000 annually and an annual target bonus in an amount equal to 55% of his base salary. In addition, Mr. Rosen was granted an option to purchase a total of up to 22,500,000 shares of Company common stock at an exercise price equal to $0.36, which was the fair value of the Company’s common stock on the date of grant (the “Rosen Option”). The Rosen Option vests and becomes exercisable with respect to: (i) 2,812,500 shares on the first anniversary of the grant, and then with respect to 234,375 shares monthly thereafter over the next three years, (ii) 3,750,000 shares upon the receipt of FDA approval of a Qualified Drug, (iii) 3,750,000 shares upon the Company achieving Qualified Drug aggregate net sales of at least $10 million in a quarter, and (iv) 3,750,000 shares upon the Company achieving Qualified Drug net sales of at least $100 million in any consecutive four-quarter period. In recognition of Mr. Rosen’s change in role with the Company, the options previously issued to Mr. Rosen for his service as a director ceased vesting as of May 1, 2013.

Additionally, the Rosen Agreement provides that if Mr. Rosen’s employment is terminated by the Company without “Cause,” (as defined), or by Mr. Rosen for “Good Reason” (as defined), then he shall be entitled to receive: (i) a lump-sum payment equal to the sum of his annual base salary then in effect and his target performance bonus then in effect, less required deductions and withholdings; and (ii) accelerated time-based vesting of shares subject to all stock awards issued by the Company, for the number of shares which would have vested accordingly had he continued employment with the Company for a period of twelve months after termination. The Company also agreed to reimburse for or continue to pay for health care benefits during the 24 months after the date of termination, or such date when he is no longer eligible for such benefits under applicable law. In the event Mr. Rosen’s employment is terminated by the Company without Cause, or if he resigns for Good Reason within three months before, or within twelve months following, a Change in Control (as defined) of the Company, then, in lieu of the above benefits, Mr. Rosen shall be entitled to receive: (i) a lump sum payment equal to 150% of his annual base salary then in effect, less required deductions and withholdings; and (ii) the greater of his target performance bonus then in effect, less required deductions and withholdings, or his performance bonus paid in the year preceding the year in which termination occurs, less required deductions and withholdings. The Company also agreed to reimburse for or continue to pay for health care benefits during the 24 months after the date of termination, or such date when he is no longer eligible for such benefits under applicable law.

In connection with his appointment as Executive Vice President and Chief Operating Officer, the Company entered into an executive employment agreement with Mr. Davis on May 1, 2013 (the “Davis Agreement”). The Davis Agreement provides Mr. Davis with a base salary of $400,000 annually and an annual target bonus in an amount equal to 40% of his base salary. In addition, Mr. Davis was granted an option to purchase a total of up to 11,000,000 shares of Company common stock at an exercise price equal to $0.36, which was the fair value of the Company’s common stock on the date of grant (the “Davis Option”). The Davis Option vests and becomes exercisable with respect to: (i) 2,062,500 shares on the first anniversary of the grant, and then with respect to 171,875 shares monthly thereafter over the next three years, (ii) 916,667 shares upon the receipt of FDA approval of a Qualified Drug, (iii) 916,667 shares upon the Company achieving Qualified Drug net sales of at least $10 million in a quarter, and (iv) 916,667 shares upon the Company achieving Qualified Drug aggregate net sales of at least $100 million in any consecutive four-quarter period. In recognition of Mr. Davis’s change in role with the Company, the options previously issued to Mr. Davis for his service as a director ceased vesting as of May 1, 2013.

Additionally, the Davis Agreement provides that if Mr. Davis’s employment is terminated by the Company without “Cause,” (as defined), or by Mr. Davis for “Good Reason” (as defined), then he shall be entitled to receive: (i) a lump-sum payment equal to the sum of his annual base salary then in effect and his target performance bonus then in effect, less required deductions and withholdings; and (ii) accelerated time-based vesting of shares subject to all stock awards issued by the Company, for the number of shares which would have vested accordingly had he continued employment with the Company for a period of twelve months after termination. The Company also agreed to reimburse for or continue to pay for health care benefits during the 24 months after the date of termination, or such date when he is no longer eligible for such benefits under applicable law. In the event Mr. Davis’s employment is terminated by the Company without Cause, or if he resigns for Good Reason within three months before, or within twelve months following, a Change in Control (as defined) of the Company, then, in lieu of the above benefits, Mr. Davis shall be entitled to receive: (i) a lump sum payment equal to 150% of his annual base salary then in effect, less required deductions and withholdings; and (ii) the greater of his target performance bonus then in effect, less required deductions and withholdings, or his performance bonus paid in the year preceding the year in which termination occurs, less required deductions and withholdings. The Company also agreed to reimburse for or continue to pay for health care benefits during the 24 months after the date of termination, or such date when he is no longer eligible for such benefits under applicable law.

Equity Participation

Concurrent with their respective May 1, 2013 appointments, Dr. Quart and Messrs. Davis and Rosen each entered into an agreement with Tang (APPA) Holdings, LLC, (“Tang Holdings”), which was then a wholly owned subsidiary of Tang Capital Partners, LP. Pursuant to these agreements, Dr. Quart and Mr. Rosen each received 6,500,000 Class B Common Units in Tang Holdings and Mr. Davis received 2,000,000 Class B Common Units in Tang Holdings. Based on their ownership of the Class B Common Units, Dr. Quart and Messrs. Davis and Rosen have a ratable economic interest in a portion of the appreciation of 15,000,000 shares of the 18,750,000 shares of Company common stock held by Tang Holdings, subject to certain vesting conditions. Dr. Quart and Messrs. Davis and Rosen do not have the right to control the voting or disposition of these shares. The Company is not a party to these agreements and will incur no expense associated with any payouts pursuant to these arrangements.

Payments Upon Termination or Change In Control

In addition to the description of employment agreements provided above under the heading Employment Agreements for Dr. Quart and Messrs. Davis and Rosen, below are descriptions of the potential payments upon termination or change in control for Mr. Whelan and Drs. Adam and Gelder, who, along with Mr. Rosen, were our Named Executive Officers for fiscal 2012.

In connection with Mr. Whelan’s appointment as President and Chief Executive Officer, we entered into a management retention agreement with Mr. Whelan on April 25, 2011 (the “Whelan Management Agreement”). The Whelan Management Agreement provides that if Mr. Whelan’s employment is terminated by us not in connection with a change of control, without cause, as such term is defined in the Whelan Management Agreement, or by Mr. Whelan as a result of certain events set forth in the Whelan Management Agreement, then, in such case, during the 12 months after the date of termination (the “Severance Period”), he shall receive: (i) monthly, an amount equal to the monthly base salary he was receiving immediately prior to the termination; and (ii) the immediate vesting of unvested stock options, restricted stock and other equity awards that otherwise would have vested during the Severance Period. Additionally, upon such termination, Mr. Whelan shall receive the average bonus paid during each of the three 12-month periods (or such shorter period of time during which he was eligible for a bonus) prior to termination. We also agreed to reimburse him for, or continue to pay for, health care benefits during the Severance Period or until such date when he is no longer eligible for such benefits under applicable law. As a result of the removal of Mr. Whelan as the President and Chief Executive Officer on May 1, 2013, Mr. Whelan has the ability to resign at this time and receive the foregoing severance payments. In the event Mr. Whelan’s employment is terminated without good cause or he resigns for good reason within 12 months following a change of control, then in lieu of the above benefits, during the 18-month period after the date of termination (the “Change of Control Severance Period”), he shall receive: (i) monthly, an amount equal to the greater of: (A) the monthly base salary he was receiving immediately prior to the termination; or (B) the monthly base salary he was receiving immediately prior to the change of control; and (ii) the immediate vesting of unvested stock options, restricted stock and other equity awards. Additionally, upon such termination following a change of control, Mr. Whelan shall receive 150% of the average bonus paid during each of the three 12-month periods (or such shorter period of time during which he was eligible for a bonus) prior to termination. We also agreed to reimburse him for, or continue to pay for, health care benefits during the Change of Control Severance Period or until such date when he is no longer eligible for such benefits under applicable law.

In connection with Dr. Adam’s appointment, we entered into a management retention agreement with Dr. Adam on April 25, 2011 (the “Adam Management Agreement”). The Adam Management Agreement provides that if Dr. Adam’s employment is terminated by us not in connection with a change of control, without cause, as such term is defined in the Adam Management Agreement, or by Dr. Adam as a result of certain events set forth in the Adam Management Agreement, then, in such case, during the six months after the date of termination (the “Adam Severance Period”), he shall receive: (i) monthly, an amount equal to the monthly base salary he was receiving immediately prior to the termination; and (ii) the immediate vesting of unvested stock options, restricted stock and other equity awards that otherwise would have vested during the Adam Severance Period. Additionally, upon such termination, Dr. Adam shall receive one-half the average bonus paid during each of the three 12-month periods (or such shorter period of time during which he was eligible for a bonus) prior to termination. We also agreed to reimburse him for, or continue to pay for, health care benefits during the Adam Severance Period or until such date when he is no longer eligible for such benefits under applicable law. As a result of the removal of Dr. Adam as our Chief Operating Officer on May 1, 2013, Dr. Adam has the ability to resign at this time receive the foregoing severance payments. In the event Dr. Adam’s employment is terminated by us without good cause or he resigns for good reason within 12 months following a change of control, then in lieu of the above benefits, during the twelve months after the date of termination (the “Adam Change of Control Severance Period”), he shall receive: (i) monthly, an amount equal to the greater of: (A) the monthly base salary he was receiving immediately prior to the termination; or (B) the monthly base salary he was receiving immediately prior to the change of control; and (ii) the immediate vesting of unvested stock options, restricted stock and other equity awards. Additionally, upon such termination following a change of control, Dr. Adam shall receive the average bonus paid during each of the three 12-month periods (or such shorter period of time during which he was eligible for a bonus) prior to termination. We also agreed to reimburse him for, or continue to pay for, health care benefits during the Adam Change of Control Severance Period or until such date when he is no longer eligible for such benefits under applicable law.

In connection with Dr. Gelder’s appointment, we entered into a management retention agreement with Dr. Gelder on December 3, 2012 (the “Gelder Management Agreement”). The Gelder Management Agreement provides that if Dr. Gelder’s employment is terminated by us not in connection with a change of control, without cause, as such term is defined in the Gelder Management Agreement, or by Dr. Gelder as a result of certain events set forth in the Gelder Management Agreement, then, in such case, during the six months after the date of termination (the “Gelder Severance Period”), he shall receive: (i) monthly, an amount equal to the monthly base salary he was receiving immediately prior to the termination: and (ii) unvested stock options, restricted stock and other equity awards that otherwise would have vested during the Gelder Severance Period. Additionally, upon such termination, Dr. Gelder shall receive one-half the average bonus paid during each of the three 12-month periods (or such shorter period of time during which he was eligible for a bonus) prior to termination. We also agreed to reimburse him for, or continue to pay for, health care benefits during the Gelder Severance Period or until such date when he is no longer eligible for such benefits under applicable law. In the event Dr. Gelder’s employment is terminated by us without good cause or he resigns for good reason within 12 months following a change of control, then in lieu of the above benefits, during the twelve months after the date of termination (the “Gelder Change of Control Severance Period”), he shall receive: (i) monthly, an amount equal to the greater of: (A) the monthly base salary he was receiving immediately prior to the termination; or (B) the monthly base salary he was receiving immediately prior to the change of control; and (ii) the immediate vesting of unvested stock options, restricted stock and other equity awards. Additionally, upon such termination following a change of control, Dr. Gelder shall receive the average bonus paid during each of the three 12-month periods (or such shorter period of time during which he was eligible for a bonus) prior to termination. We also agreed to reimburse him for, or continue to pay for, health care benefits during the Gelder Change of Control Severance Period or until such date when he is no longer eligible for such benefits under applicable law.

The following table sets forth information regarding potential payments to be made, or would have been made, to Mr. Whelan, Dr. Adam, Mr. Rosen or Dr. Gelder if a change of control had occurred and their termination payments were triggered on December 31, 2012, assuming maximum payouts.

Name	Salary ($)	Bonus ($)	Value of Options Previously Unvested ($)(1)	Total
John B. Whelan	$592,500	$162,950	$4,785,302	$5,540,752
Michael Adam, Ph.D.	312,000	91,450	2,181,948	2,585,398
Robert Rosen	310,000	15,100	—	325,100
Mark S. Gelder, M.D.	350,000	—	80,000	430,000

(1)

The dollar value of unvested stock options is calculated based on the excess of the closing market price of our common stock on December 31, 2012 over the exercise price of these options. Options would be exercisable for a 90-day period beyond potential termination date. There is no value reported for option grants with option exercise prices that were higher than the closing market price as of December 31, 2012.

Director Compensation

Employee Director Compensation

Our employee directors generally do not receive any compensation for their service as members of our Board. However, Mr. Rosen was appointed as a member of our Board prior to becoming an executive officer of the Company and received a stock option to purchase 1,500,000 shares of our common stock in connection with his appointment as a director on July 30, 2012. The options were to vest: (i) with respect to 500,000 shares, in equal monthly installments over a twelve-month period so the options are fully vested on the earlier of one year from the grant date and the day before our next annual meeting of stockholders; and (ii) with respect to 1,000,000 shares, in equal monthly installments over a 36 month period so that the options are fully vested on the third anniversary of the grant. Mr. Rosen’s options granted to him for service as a director ceased vesting as of May 1, 2013 in connection with his appointment as our President on that date. Mr. Rosen did not receive any additional compensation for his services as a director. Mr. Whelan did not receive any compensation for his services as a director.

Non-Employee Director Compensation

Our non-employee directors receive cash compensation for their service as members of our Board. Messrs. Gregory Turnbull and Tang and Dr. Paul Goddard each received a stock option grant to purchase 500,000 shares of our common stock on April 29, 2012. The options vest in equal monthly installments over a twelve-month period so the options are fully vested on the earlier of one year from the grant date and the day before our next annual meeting of stockholders.

Mr. Davis and Dr. Quart each received a stock option grant to purchase 5,000,000 of our common stock in connection with their appointments as directors on June 18, 2012. The options were to vest: (i) with respect to 500,000 shares, in equal monthly installments over a twelve-month period so the options are fully vested on the earlier of one year from the grant date and the day before our next annual meeting of stockholders, (ii) with respect to 1,000,000 shares, in equal monthly installments over a 36 month period so that the options are fully vested on the third anniversary of the grant; and (iii) with respect to 3,500,000 shares, in equal monthly installments over a 48 month period so that the options are fully vested on the fourth anniversary of the grant. These options granted to Dr. Quart and Mr. Davis ceased vesting as of May 1, 2013 in connection with their appointment as our Chief Executive Officer and Executive Vice President and Chief Operating Officer, respectively.

Additionally, Dr. Goddard received $25,000 as compensation for his services as Chairman of our Board prior to his departure on July 30, 2012. Mr. Tang received no compensation for his services as Chairman of our Board for the period from July 30, 2012 through December 31, 2012.

The following table shows 2012 compensation for all of our directors, including our Chairman, who were non-employees during 2012.

Name(1)	Fees Earned or Paid in Cash	Option Awards(2)	Stock Awards(2)	All Other Compensation	Total
Kevin Tang	$—	$226,000	$—	$—	$226,000
Stephen R. Davis	15,000	2,461,500	—	—	2,476,500
Barry D. Quart, Pharm. D.	15,000	2,461,500	—	—	2,476,500
Paul Goddard, Ph.D.(3)	50,000	226,000	—	—	276,000
Gregory Turnbull(3)	25,000	226,000	—	—	251,000

(1)

Mr. Whelan is not included in this table as he received no compensation for his service as a director. The compensation received by Mr. Whelan as an employee is shown in the Summary Compensation Table. Mr. Rosen is not included in this table because the compensation he received in connection with his appointment as a director is fully reflected in the Summary Compensation Table.

(2)

Amount represents the aggregate grant date fair value of options and awards computed in accordance with “FASB” “ASC” Topic 718. The assumptions used in calculating the fair value of the stock options and awards can be found under Note 8 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012.

(3)

Dr. Goddard and Mr. Turnbull resigned from our Board effective July 30, 2012. In addition to prorated director fees, all outstanding awards became immediately vested and fully exercisable, and all awards remain exercisable for a period of 30 months from the effective date.

Equity Compensation Plan Information

The table below discloses information as of December 31, 2012 with respect to our equity compensation plans that have been approved by stockholders and equity compensation plans that have not been approved by stockholders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted- Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders:
Stock option and award plans	73,568,590	$0.38	20,471,897
Employee stock purchase plan	—	—	445,701
Equity compensation plans not approved by security holders(1)	12,713,918	0.64	—
Total	86,282,508	$0.42	20,917,598

(1)	See description of the Non-Qualified Stock Plan in Note 8 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The Board has assumed the responsibilities of the Audit Committee, including overseeing our accounting and financial reporting processes and the audit of our financial statements. The Board is responsible for appointing and providing for the compensation of our independent registered public accounting firm.

Management has primary responsibility for the system of internal controls and the financial reporting process. The independent registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States).

In this context and in connection with the audited financial statements contained in our Form 10-K, the Board attests that it has:

•  received, reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2012 with our management and OUM & Co. LLP, our independent registered public accounting firm;

•  discussed with OUM & Co. LLP the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T regarding “Communications with Audit Committees;”

•  reviewed the written disclosures and the letter from OUM & Co. LLP required by the Securities Acts administered by the Securities and Exchange Commission and in compliance with Rule 3520 of the Public Accounting Oversight Board, discussed with OUM & Co. LLP their independence, and concluded that the non-audit services performed by OUM & Co. LLP are compatible with maintaining their independence;

•  based on the foregoing reviews and discussions, recommended to the Board that the audited financial statements be included in our Form 10-K as filed with the SEC; and

•  instructed OUM & Co. LLP that the Board expects to be advised if there are any subjects that require special attention.

Board of Directors

Kevin C. Tang, Chairman

John B. Whelan

Stephen R. Davis

Barry D. Quart, Pharm. D.

Robert Rosen

Principal Accountant Fees and Services

The following table shows the fees paid or accrued by us for the audit and other services provided by OUM & Co. LLP for fiscal 2012 and 2011.

	2012	2011
Audit fees(1)	$162,000	$160,000
Audit-related fees(2)	—	—
Tax fees(3)	11,590	25,000
All other fees(4)	—	—

Total	$173,590	$185,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements, review of our quarterly financial statements and routine regulatory filings.
(2)	Audit-related fees consist primarily of accounting consultations, employee benefit plan audits and services related to business acquisitions and divestitures.
(3)	Tax fees principally include fees for tax compliance.
(4)	All other fees are fees for any services not included in the first three categories.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will vote on the election of four directors to serve for a one-year term or until the next annual meeting of stockholders and until their successors are elected and qualified. Our Board has unanimously nominated Dr. Quart and Messrs. Tang, Davis and Rosen for election to our Board. The nominees have indicated that they are willing and able to serve as directors. If any of these individuals becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by our Board. The proxies being solicited will be voted for no more than four nominees at the Annual Meeting. The directors will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present. Stockholders do not have cumulative voting rights in the election of directors.

The Board of Directors recommends a vote “FOR” all Nominees.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards for the election of Dr. Quart and Messrs. Tang, Davis and Rosen.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to stockholder ratification, our Board has selected OUM & Co. LLP as independent registered public accountants to audit our financial statements for the fiscal year ending December 31, 2013.

At the Annual Meeting, the stockholders will be asked to ratify the appointment of OUM & Co. LLP as our independent registered public accountants for the fiscal year ending December 31, 2013. OUM & Co. LLP has audited our financial statements since 2006. Representatives of OUM & Co. LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of OUM & Co. LLP as our independent registered public accounting firm is not required by law or our bylaws. However, our Board is submitting the selection of OUM & Co. LLP to the stockholders for ratification as a matter of good corporate practice. In the event our stockholders fail to ratify the appointment, our Board will reconsider its selection. Even if the selection is ratified, our Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interest and that of our stockholders.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of OUM & Co. LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company’s compensation program objective is to attract and retain executives who can achieve the short and long-term goals of the Company. The program seeks to do the following:

•  to attract and retain high-performing executive talent;

•  to create financial incentives for superior performance;

•  to reward individual executives for the achievement of both corporate goals and goals that are specific to the performance of their functional areas of responsibilities;

•  to ensure that our executive compensation programs are competitive with those of comparable companies in our industry so that we can continue to attract, retain and motivate executive talent.

Our Board, acting through our non-employee directors, reviews and administers all compensation arrangements for executive officers and establishes and reviews general policies relating to the compensation and benefits of our officers and employees. The non-employee directors review and approve goals for our executive officers and evaluate their performance in light of these goals.

Components of our Compensation Program

Below is a discussion of the three principal components of our executive compensation program. These are in addition to the benefits programs generally available to our employees, including health, life, disability insurance and a 401(k) plan. We believe that paying a mix of these three components to our named executive officers is appropriate to meet the objectives described above. Our Board retains authority to allocate total compensation between the three components on an annual basis, with a view toward maintaining an optimal balance between the three components to reward performance over time. Payments in any particular category may fluctuate from year to year to reflect individual performance, the Company’s financial position and operational performance, and competition for executive talent in our industry. The three principal components to our compensation program are:

Base Salary: Each of our named executive officers receives a fixed base salary. The Board reviews base salary on a regular basis to determine the appropriateness of each named executive officers’ base salary based on professional judgment and comparative analysis of salaries paid for comparable positions at comparable companies.

Equity Awards: The Company’s equity compensation program is designed to incentivize employees to work toward the short-term and long-term goals of the Company and to align the interests of employees with the interests of stockholders. All employees are eligible to participate in the Company’s equity compensation program.

Performance Awards: Based on individual performance, the Company gives cash performance bonuses to employees. These bonuses are generally paid to named executive officers on an annual basis and are approved by the Board based upon input from the CEO. The Board sets annual performance goals for the CEO and determines any bonus award based on achievement of these goals and the Company’s overall performance.

The compensation paid to our named executive officers is described beginning on page 10 of this proxy statement for the fiscal year ended December 31, 2012. The Board of Directors is asking stockholders to cast a non-binding advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, as set forth in the compensation tables and narrative discussion, is hereby APPROVED.”

Although the vote we are asking you to cast is non-binding, the Board values the views of our stockholders and will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

The Board of Directors recommends a vote “FOR” approval of the compensation paid to named executive officers for the fiscal year ended December 31, 2012.

PROPOSAL 4 — ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION ADVISORY VOTES

In Proposal 3, we are asking stockholders to cast an advisory vote for the compensation disclosed in this proxy statement that we paid in 2012 to our named executive officers. This advisory vote is referred to as a “say-on-pay” vote. In this Proposal 4, the Board of Directors is asking stockholders to cast a non-binding, advisory vote on how frequently we should have say-on-pay votes in the future. Stockholders will be able to mark the enclosed proxy card or voting instruction form on whether to hold say-on-pay votes every one, two or three years. Alternatively, you may indicate that you are abstaining from voting.

“RESOLVED, that the stockholders of the Company recommend, in a non-binding vote, whether an advisory vote to approve the compensation of the Company’s named executive officers should occur every one, two or three years.”

This vote, like the say-on-pay vote itself, is not binding on the Board. The Board believes that say-on-pay votes should be held annually to give stockholders the opportunity to provide regular input on our executive compensation programs.

The Board of Directors recommends that stockholders select every “1 Year” on the proposal concerning the frequency of future advisory votes on executive compensation.

OTHER MATTERS

As of the time of preparation of this Proxy Statement, neither our Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this Proxy Statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

STOCKHOLDERS SHARING THE SAME ADDRESS

In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record (a “street-name stockholder”) and share a single address, only one Annual Report and Proxy Statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this Proxy Statement and accompanying Annual Report to Stockholders may request a copy by contacting the bank, broker or other holder of record, or us by telephone at (650) 366-2626. The voting instruction sent to a street-name stockholder should provide information on how to request: (i) householding our future materials; or (ii) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact us as indicated above.

FORM 10-K

Our annual report to stockholders on Form 10-K for the year ended December 31, 2012, as amended, containing audited balance sheets as of December 31, 2012 and 2011 and audited statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2012, is being mailed with this Proxy Statement to Stockholders entitled to notice of the Annual Meeting. The Form 10-K is not incorporated into this Proxy Statement and is not considered proxy-soliciting material.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Under the rules of the SEC, stockholders who wish to submit proposals for inclusion in the Proxy Statement for the 2014 Annual Meeting of Stockholders must submit such proposals so as to be received by us at 123 Saginaw Drive, Redwood City, California 94063, on or before January 14, 2014. In addition, if we are not notified by March 30, 2014 of a proposal to be brought before the 2014 Annual Meeting by a stockholder, then the proxy card solicited by management for the meeting will confer discretionary authority to the persons named as proxies to vote the shares represented by the proxy card on the stockholder’s proposal if it is properly brought before the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Ryan A. Murr
Ryan A. Murr, Secretary Redwood City, California May 14, 2013

a.p. pharma IMPORTANT ANNUAL MEETING INFORMATION 000004 ENDORSEMENT LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., PDT, on June 12, 2013. Vote by Internet Go to www.investorvote.com/APPA Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3 and every 1 YEAR for Proposal 4. 1. Director nominees: For Withhold For Withhold For Withhold + 03 - Barry D. Quart, 01 - Kevin Tang* 02 - Stephen R. Davis* Pharm. D.* 04 - Robert Rosen* * Each to serve until the 2014 Annual Meeting of Stockholders and until their successors are duly elected and qualified. 2. To ratify the appointment of OUM & Co. LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. 4. To recommend, in a non-binding vote, the frequency of advisory votes to approve the compensation of the Company’s named executive officers. 3. To approve the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion. 5. In their discretion, the proxyholders are authorized to transact such other business as may properly come before the meeting or any adjournments or postponements thereof. For Against Abstain For Against Abstain 1 Year 2 Years 3 Years Abstain B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Date and sign exactly as name(s) appear(s) on this proxy. If signing for estates, trusts, corporations or other entities, title or capacity should be stated. If shares are held jointly, each holder should sign. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UP X 1643981 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 01NLDB

a.p. pharma Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders, The Proxy Statement and 10-K are available at: www.edocumentview.com/APPA qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — A.P. PHARMA, INC. Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders to be held June 12, 2013 The undersigned hereby appoints Barry D. Quart and Stephen R. Davis, or either of them, each with full power of substitution, as the proxyholder(s) of the undersigned to represent the undersigned and vote all the shares of the Common Stock of A.P. Pharma, Inc. (the “Company”), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company. The Annual Meeting of Stockholders of A.P. Pharma, Inc. will be held on June 12, 2013 at 10:00 a.m. local time at the Company’s headquarters located at 123 Saginaw Drive, Redwood City, California 94063, for the purposes stated herein, as more fully described in the accompanying Proxy Statement. The Board of Directors recommends that you vote FOR each nominee and proposals 2 and 3 and for the 1 YEAR option for proposal 4. This proxy, when properly executed, will be voted in the manner directed. WHEN NO CHOICE IS INDICATED THIS PROXY WILL BE VOTED IN ACCORDANCE WITH BOARD OF DIRECTORS’ RECOMMENDATIONS AS STATED HEREIN. This proxy may be revoked by the undersigned at any time, prior to the time it is voted, by any of the means described in the accompanying proxy statement. CONTINUED AND TO BE SIGNED ON REVERSE SIDE. If you vote by telephone or the Internet, please DO NOT mail back this proxy card.